Exhibit 3.493

State of Delaware Secretary of State Division of Corporations Delivered 11:42 AM 05/09/2016 FILED 11:42 AM 05/09/2016 SR 20162954207 - File Number 6037239

CERTIFICATE OF FORMATION

OF

WISCONSIN PROCUREMENT HOLDCO LLC

This Certificate of Formation of Wisconsin Procurement Holdco LLC (the “Company”) is being executed by the undersigned, an authorized person, for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.).

1.	The name of the limited liability company is Wisconsin Procurement Holdco LLC.

2.	The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801. The name of the Company’s registered agent at such address is The Corporation Trust Company.

3.	This Certificate of Formation shall be effective as of 11:59 p.m. on May 9, 2016.

IN WITNESS WHEREOF, the undersigned, an authorized person, has executed this Certificate of Formation this 9th day of May, 2016.

By:	/s/ Martina Davis
Martina Davis
Authorized Person